Exhibit 5.1

November 15, 2006

GeoPetro Resources Company
One Maritime Plaza, Suite 700
San Francisco, CA 94111

Re:      GeoPetro Resources Company—Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to GeoPetro Resources Company, a California corporation (the “Company”) in connection with the registration for resale by the persons listed in the Registration Statement (as defined below) as the selling stockholders of up to 35,334,240 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), including (a) up to 1,890,710 shares of Common Stock (the “Conversion Common Shares”) issuable upon the conversion of the Company’s Series AA 8% Convertible Preferred Stock (the “Series AA Shares”), (b) up to 4,005,250 shares of Common Stock (the “Option Common Shares”) issuable upon the exercise of options (the “Options”), and (c) up to 2,089,522 shares of Common Stock (the “Warrant Common Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2006, as amended by Amendment No. 1 filed with the Commission on September 19, 2006 and Amendment No. 2 filed with the Commission on November [       ], 2006 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the validity of the Shares, the Conversion Common Shares, the Option Common Shares and the Warrant Common Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the California General Corporation Law (the “CGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof:

1.     The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.     The Conversion Common Shares to be issued upon the conversion of the Series AA Shares are validly authorized and, assuming (a) the Conversion Common Shares so issuable will be validly authorized on the dates of conversion, (b) the Series AA Shares will be validly authorized, validly issued, fully paid, and nonassessable on the dates of conversion, and (c) no change occurs in the applicable law or the pertinent facts, (d) the pertinent provisions of applicable securities laws have been complied with and (e) the Series AA Shares are converted in accordance with the terms of the Articles of Incorporation of the Company, the Conversion Common Shares so issued will be validly issued, fully paid, and nonassessable.

3.     The Warrant Common Shares to be issued upon the exercise of the Warrants are validly authorized and, assuming (a) the Warrant Common Shares so issuable will be validly authorized on the dates of exercise, (b) on the dates of exercise, the Warrants will have been duly executed, issued, and delivered, the Warrants will constitute the legal, valid, and binding obligations of the Company, the Warrants will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) be enforceable as to the Company in accordance with their terms, and the Warrants will be entitled to the benefits provided therein, and (c) no change occurs in the applicable law or the pertinent facts, (d) the pertinent provisions of applicable securities laws have been complied with and (e) the Warrants are exercised in accordance with their terms, the Warrant Common Shares so issued will be validly issued, fully paid, and nonassessable.

4.     The Option Common Shares to be issued upon the exercise of the Options are validly authorized and, assuming (a) the Option Common Shares so issuable will be validly authorized on the dates of exercise, (b) on the dates of exercise, such Options will have been duly executed, issued, and delivered, will constitute the legal, valid, and binding obligations of the Company, and will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) be enforceable as to the Company in accordance with their terms and the terms of any option plan if issued thereunder, and (c) no change occurs in the applicable law or the pertinent facts, (d) the pertinent provisions of applicable securities laws have been complied with and (e) the Options are exercised in accordance with their terms and the terms of any stock plan if issued thereunder, the Option Common Shares so issued will be validly issued, fully paid, and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ GREENE RADOVSKY MALONEY SHARE & HENNIGH LLP